Exhibit 99.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) dated on March 16, 2007 (the “Effective Date”), is entered into by and between Aeropostale, Inc., a Delaware corporation (the “Company”), and Mindy Meads, an individual residing at 27 Homesdale Road, Bronxville, NY 10708 (the “Executive”).
     WHEREAS, the Company is a mall-based specialty retailer of casual and active apparel for young women and men; and
     WHEREAS, the Company wishes to employ the Executive as its President, and the Executive wishes to accept such employment with the Company, on the terms and conditions contained in this Agreement.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby mutually agreed by and between the parties hereto as follows:
     1. Definitions.
     For purposes of this Agreement, the terms listed below shall be defined as indicated.
     “Affiliate” shall mean a domestic or foreign business entity controlled by, controlling or under common control with the Company.
     “Annual Bonus” shall have the meaning ascribed to it in Section 3.2.
     “Base Salary” shall have the meaning ascribed to it in Section 4.1.
     “Board” shall mean the Board of Directors of the Company.
     “Cause” shall have the meaning ascribed to it in Section 8.1.
     “Company Competitors” shall mean those companies listed on Exhibit A hereto, which includes all subsidiaries, related companies and affiliates of those companies listed on Exhibit A.
     “Confidential Information” shall mean all secret proprietary information of the Company and its Subsidiaries, not otherwise publicly disclosed (except if disclosed by the Executive in violation of this Agreement), whether or not discovered or developed by Executive, known by Executive as a consequence of Executive’s employment with the Company at any time (including prior to the commencement of this Agreement) as an Executive or agent. Without limiting the generality of the foregoing, such proprietary information shall include (a) customer lists; (b) acquisition, expansion, marketing, financial and other business information and plans; (c) research and development; (d) computer programs; (e) sources of supply; (f) identity of specialized consultants and contractors and confidential information developed by them for the Company and its Subsidiaries; (g) purchasing, operating and other cost data; (h) special customer needs, cost and pricing data; (i) manufacturing methods; (j) quality control information; (k) inventory techniques; (l) Executive information; any of which information is not generally known in the industries in which the Company and its Subsidiaries are conducting business or shall at any time during Executive’s Employment conduct business including (without limitation) the apparel retailing industry. Confidential Information also includes the overall business, financial, expansion and acquisition plans of the Company and its Subsidiaries, and includes information contained in manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, computer programs and records, whether or not legended or otherwise identified by the Company and its Subsidiaries as Confidential Information, as well as information which is the subject of meetings and discussions and not so recorded.

     “Disability” shall mean the absence of the Executive from the Executive’s duties to the Company on a full-time basis for a total of 120 days during any 12-month period as a result of incapacity due to mental or physical illness which is determined to be permanent by a physician selected by the Company and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).
     “Employment Period” shall mean, unless earlier terminated as provided in Section 3 hereof.
     “EPS” or “Earnings Per Share” in accordance with Financial Accounting Standard Board Statement No. 128 “Earnings per Share.” Is defined as:
Basic — computed by dividing income available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator).
Diluted — computed with same numerator as basic, but denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued.
     “Fiscal Year” shall mean the 52 or 53-week period ending on the Saturday closest to January 31 of each calendar year. Fiscal Years shall be referred to herein on the basis of the calendar year that contains 11 months of such Fiscal Year.
     “Inventions” shall mean those discoveries, developments, concepts and ideas, whether or not patentable, relating to the present, future and prospective activities and Products and Services of the Company and its Subsidiaries, which such activities and Products and Services are known to Executive by virtue of Executive’s employment with the Company and its Subsidiaries.
     “Operating Income” shall mean the Company’s Operating Income as reported in the Company’s financial statements filed with Securities and Exchange Commission in accordance with Generally Accepted Accounting Procedures consistently applied (“GAAP”).
     “Restricted Period” shall mean, for the first year of the Term, the period beginning on the Effective Date and ending on the last day of the twelfth (12th) month after termination of Executive’s employment. Thereafter, for the remainder of the Term, “Restricted Period” shall mean, the period beginning on the one year anniversary of the Effective Date and ending on the last day of the fifteenth (15th) month after termination of Executive’s employment.
     “Subsidiary” shall mean any entity of which the Company owns, directly or indirectly, 50% or more of the aggregate voting power of the voting securities.
     2. Employment, Duties and Compensation.
     (a) Employment by the Company. The Company hereby agrees to engage Executive and Executive hereby agrees to provide to the Company her full-time services as President of the Company, reporting to the Company’s Chief Executive Officer. The Executive’s duties shall consist of, but not be limited to, (i) overseeing and, in conjunction with the Company’s Chief Executive Officer, setting the Company’s overall merchandise directives and goals, coordinating the Company’s financial plans against those goals and developing the Company’s merchandise lines, (ii) overseeing and setting the direction of the Company’s marketing, design and production departments, and (iii) such other duties consistent with those generally applicable to a person bearing the title of Company President, and/or as the Company’s Chief Executive Officer or Board shall from time to time direct, provided such directives are consistent with the duties of a company President. Except during any vacation period and reasonable periods of absence due to sickness, personal injury or other disability throughout the Employment Period, Executive shall devote her full working time and attention during normal business hours to performing her services and duties hereunder to the best of her abilities and utilizing all of her skills, experience and knowledge to advance the business and interests of the Company in a manner consistent with the professional duties and responsibilities of her position. Accordingly, during the Employment Period and any Restricted Period,

Executive shall not, directly or indirectly, engage in or participate in the operation or management of, or render any services to, any Company Competitors. Notwithstanding the foregoing to the contrary, Executive shall not be prevented from investing and managing her assets in such form or manner as will not unreasonably interfere with the services to be rendered by Executive hereunder, or from acting as a director, trustee, officer of, or on a committee of, or a consultant to, any other firm, trust or corporation or deliver lectures, fulfill speaking engagements or teach or coach at educational institutions whether or not for compensation where such positions do not unreasonably interfere with the services to be rendered by Executive hereunder and where the business of such firm, trust or corporation is not in competition with the Company’s (or any of the Company’s affiliates) business. Executive further agrees that she will not, directly or indirectly, engage or participate in any activities at any time during such employment which conflict with or could reasonably be considered to conflict with the interests of the Company in any way. Furthermore, Executive will not, nor, to the knowledge of the Executive, will any family member of Executive, related to Executive by blood, marriage or adoption, maintain any ownership interest (other than as a 1% or less shareholder of a publicly-traded corporation) whatsoever in any supplier, agent, vendor, independent contractor, professional organization or consultant working for or on behalf of the Company, nor will any of the aforementioned parties maintain any employment relationship with any supplier, agent, vendor, independent contractor, professional organization or consultant working for or on the behalf of the Company. In the event that Executive becomes aware of any change in the status of her family members as it related to the aforementioned, Executive shall promptly advise the Company’s General Counsel of such change.
     (b) Location of Employment. During the Employment Period, Executive’s principal place of employment shall be located at one of the Company’s principal places of business or principal executive offices, wherever located as designated from time to time by the Chief Executive Officer or the Board.
     (c) Acceptance of Employment. Executive hereby accepts employment with the Company on the terms and in the manner set forth in this Agreement.
     3. Employment Period. Executive’s employment hereunder shall be for a period commencing on March 16, 2007 and shall continue, through and including March 16, 2010 (the “Employment Period”). Unless this Agreement is terminated in accordance with the terms and conditions contained in Section 8, or amended by written agreement signed by the parties hereto prior to the end of the Employment Period, or any anniversary of the end of the Employment Period, as the case may be, the Employment Period shall automatically be extended from year to year under the same terms and conditions as shall be in effect on the last termination date. Executive agrees that the covenants set forth in Section 6 and all other provisions of this Agreement related to the enforcement thereof, shall continue throughout the Employment Period, surviving any termination of Executive’s employment hereunder for any reason.
     4. Compensation and Benefits.
     4.1. Base Salary. The Company shall pay to Executive, during the Employment Period, an annual base salary (the “Base Salary”) of $700,000 per annum. The Base Salary shall be reviewed annually by the Company and may be increased if the Company, in its sole and absolute discretion, determines that such an increase is advisable based on such factors as the Company shall consider appropriate from time to time (it is understood that under no circumstances shall such review cause a decrease in Executive’s Base Salary). Executive’s Base Salary shall be payable in accordance with the Company’s customary Executive payroll policy as in effect from time to time (but in no event less frequently than monthly). Such Base Salary, together with any other compensation which may be payable to Executive hereunder, shall be less such deductions as shall be required to be withheld by applicable law and regulations and shall be pro-rated for any period that does not constitute a full twelve (12) month period.
     4.2. Annual Incentive and Bonus Plan.
     (a) Executive shall, during each of the Company’s fiscal years in which Employee is employed hereunder, be eligible to participate in the Company’s Annual Incentive and Bonus Plan (the “AIP”). Based upon the successful completion of stated goals as set forth by the Company in the AIP for the fiscal year in question, employee shall be eligible to receive as a cash bonus up to, but not greater than, 250% of her Salary (it being understood that the calculation of the amount of such bonus shall be as set forth in the AIP for such fiscal year) as well as equity compensation from the Company which may include, among other things, options, restricted stock awards, long-term cash plans, performance shares or such other equity compensation determined to be included in the AIP by the Company and the Company’s Compensation Committee. Company reserves the right to amend, modify or cancel the AIP; provided that if Company does modify the financial goals of the AIP for any Fiscal Year which were set by Company at the commencement of such Fiscal Year, such modification will not affect the calculation of Employee’s AIP Bonus for such Fiscal Year, if any (in other words Employee’s AIP bonus, if any, shall be calculated pursuant to the financial goals set at the commencement of the applicable Fiscal Year). In accordance with and subject to the terms and conditions contained in this Agreement, Executive’s “threshold” bonus amount shall be 62.5% of her Salary, Executive’s “target” bonus amount shall be 125% of her Salary, and, as stated above, Executive’s “maximum” bonus amount shall be 250% of her Salary.
     (b) So long as Executive is in good standing with the Company at the time, the Company shall pay the Executive, for the Company’s 2007 fiscal year, a bonus of not less than $775,000, less applicable withholdings, payable in accordance with the Company’s policies.
     (c) In addition to any incentive compensation the Executive may receive in accordance with Section 4(a), upon execution of this Agreement, Executive will receive a grant from the Company of (i) 40,000 shares of the Company’s restricted stock which shall vest three (3) years from the date of grant and (ii) 30,000 options to purchase shares of the Company’s common stock, at a purchase price equal to the closing price of the Company’s common stock on the grant date, which options shall vest twenty-five percent (25%) per year over four (4) years.
     4.3. Benefits. In addition to the payments required by Paragraph 4.1 to be paid to the Executive during the Employment Period, the Executive shall also:
     (a) be eligible to participate, on the same basis and to the same extent as other key executive executives of the Company, in all executive fringe benefits plans presently in effect and/or hereafter maintained or created by the Company;
     (b) be eligible to participate in medical, dental, short and/or long-term disability, life and accidental death and dismemberment insurance plans that may be provided by the Company for its key executive Executives in accordance with the provisions of any such plans;
     (c) be entitled to sick leave and sick pay in accordance with any Company policy and practice that may be applicable, from time to time, to key executive Executives; and
     (d) be eligible to any pension and 401(k) plan and other retirement income benefit plans presently in effect and/or hereafter maintained or created by the Company.
     Service with the Company, any Subsidiary, or Federated Department Stores, Inc. (“Federated”) or any affiliate of Federated shall be recognized for vesting purposes under any benefit, retirement or other plans of the Company.
     4.4. Automobile Allowance. Company shall provide Executive with an automobile allowance of $8,500 per year, payable monthly. The Company, in its discretion, may increase such automobile allowance from time to time. Such allowance shall cover any leasing expenses, gas, maintenance and insurance, all of which shall be Executive’s sole responsibility.
     4.5 Vacation. Executive shall be entitled to three (3) weeks of paid vacation per calendar year, such vacation to be taken during period or periods during each such year as shall be consistent with Executive’s responsibilities and (in the Company’s judgment) with the Company’s vacation schedule and policies for senior officers.

     4.6. Expenses. Pursuant to the Company’s customary policies in force at the time of payment, Executive shall be reimbursed, against presentation of vouchers or receipts therefore, for all authorized expenses properly incurred by Executive on the Company’s behalf in the performance of Executive’s duties hereunder.
     4.7. Exclusive Compensation. With respect of services rendered to the Company, Executive shall receive only the compensation set forth in this Section 4 and, if applicable, Section 9.
     5. Ownership of Results and Proceeds of Employment: All results and proceeds of Executive’s employment (“Work Product”) hereunder shall be considered “work made for hire” and shall be owned exclusively throughout the world by the Company (including all copyrights and patents therein and thereto, and all renewals and extensions thereof) in perpetuity (except with respect to patents or copyrights which shall be owned exclusively by Company for the duration of any applicable patent or copyright), free of any claims whatsoever by Executive or any other person. Company shall have the sole and exclusive right to copyright or patent the Work Product and documentation thereto, or other reproductions embodying the Work Product thereof, and any other material capable of copyright and/or patent protection created in connection with the Work Product) in Company’s name, as the owner and author thereof, and to secure any and all registrations, renewals and extensions of such copyrights and patents in Company’s name or Executive’s name as permitted pursuant to applicable statute. If Company shall be deemed not to be the owner or author of any of the aforementioned materials, this Agreement shall constitute an irrevocable transfer to Company of ownership of copyright and/or patent therein (and all renewals and extensions). Executive shall, upon Company’s request, execute and deliver to Company transfers of ownership of copyright (and all renewals and extensions) or patent, as the case may be, in such materials and any other documents as Company may deem necessary or appropriate to vest in Company the rights granted to Company in this Agreement, and if Executive does not execute any such above described transfers as required hereunder then Executive hereby irrevocably appoints Company her attorney-in-fact for the purpose of executing those transfers of ownership and other documents in her name.
     6. Certain Covenants of Executive: Without in any way limiting or waiving any right or remedy accorded to Company or any limitation placed upon Executive by law, Executive agrees as follows:
     (a) Acknowledgment; Trade Secrets; Competitive Activities. Executive understands and agrees that Company is engaged in the highly competitive business of specialty retail; that the Company’s success is highly dependent upon the protection of Company’s trade secrets and Confidential Information; that Company has invested considerable resources of its time and money in developing its products, services, staff, good will, procedures, vendor relationships and vendor lists, techniques, training, manuals, records, documents, and other trade secrets and Confidential Information; and that upon and during employment under this agreement Company has provided and will provide Executive access to and valuable knowledge regarding Company’s trade secrets and Confidential Information, creating a relationship of confidence and trust between Company and Executive. Executive acknowledges and agrees that the use of such trade secrets or Confidential Information, or of Executive’s expertise or leadership, for the benefit of any of the Company’s Competitors would be greatly harmful to Company, and that Company’s willingness to provide Executive access to its trade secrets and Confidential Information is conditioned upon (i) the protection of Company’s trade secrets and Confidential Information for Company’s sole and exclusive benefit, (ii) the retention of Executive’s expertise and leadership during the Employment Period and the Restricted Period, if applicable, for the sole and exclusive benefit of Company, and not for any Company Competitors, and (iii) the protection of Company against Executive’s use for the benefit of any Company Competitors of the valuable skills Executive will acquire, develop and/or refine by virtue of employment with Company under this Agreement. Therefore, during the Employment Period and the Restricted Period, if applicable, Executive shall not, without the prior written approval of the Company, directly or indirectly, within the United States, become an Executive or consultant or otherwise render services to, lend funds to, serve on the board of, invest in (other than as a 1% or less shareholder of a publicly-traded corporation) or guarantee the debts of, any Company’s Competitors or any supplier, agent, vendor, independent contractor, professional organization or consultant working for or on the behalf of the Company. The Company may in its reasonable discretion give Executive written approval to engage in such activities or render such services after termination of the Employment Period if Executive and such prospective firm or business organization gives the Company written assurances, satisfactory to the Company in its sole discretion, that the integrity of the Confidential Information, the Inventions and the

good will of the Company and its Subsidiaries will not be jeopardized by such employment. Executive shall, during the Restricted Period, notify the Company of any change in address and identify each subsequent employment or business activity in which Executive shall engage during such Restricted Period, stating the name and address of the employer or business organization and the nature of Executive’s position.
     (b) Non-Solicitation of Company Employees. During the Restricted Period, if applicable, Executive shall not, without the prior written approval of the Company, directly or indirectly solicit, raid, entice or induce any person who presently is an employee of the Company or any of its Subsidiaries, or, at any time during the six (6) months immediately prior to the date of termination of this Agreement, has been an employee of the Company or any of its Subsidiaries, to become employed by any Company Competitor.
     (c) Agreement. Executive agrees that the covenants and confidentiality provisions set forth in this Agreement are reasonable in scope, time, territory and type of activity and necessary for the protection of Company’s legitimate interests, and further agrees that the knowledge of Company’s Confidential Information and trade secrets to which she will gain access by virtue of employment under this Agreement, constitute good, sufficient and adequate consideration for the covenants and confidentiality provisions set forth in this Agreement.
     7. Termination of Employment Period. The Employment Period shall continue as described in Section 1 unless (a) earlier amended in accordance with Section 3, or (b) terminated by reason of (i) Executive’s discharge for Cause pursuant to Section 8.1, (ii) termination of this Agreement by Executive pursuant to Section 8.2, (iii) Executive’s death or Disability pursuant to Section 8.3, (iv) Executive’s discharge without Cause pursuant to Section 8.4, or (v) termination of this Agreement by Executive pursuant to Section 8.5.
     8. Termination.
     8.1. By Company for Cause. The Company may discharge Executive and terminate the Employment Period for Cause. As used in this Section 8.1, “Cause” shall mean any one or more than one of the following:
(a)	Gross negligence or willful misconduct of Executive in the performance of her duties hereunder during the Employment Period;

(b)	Executive’s conviction of a felony, any crime of moral turpitude during the Employment Period or any act of fraud or dishonesty;

(c)	Willful failure to follow instructions of the Chief Executive Officer or the Board which instructions are material, legal, and not inconsistent with the duties assigned to Executive hereunder and which failure is not cured within fifteen (15) business days after written notice of such failure is delivered to Executive by the Company with respect to failures which are curable, provided, however, that if such failure is not capable of being cured within fifteen (15) business days, the Company may terminate Executive immediately; or

(d)	Any breach of any of the material terms of this Agreement by Executive which is not cured within fifteen (15) business days after written notice of breach is delivered to Executive by the Company with respect to breaches which are curable, provided, however, that if such breach is not capable of being cured within fifteen (15) business days, the Company may terminate Executive immediately.
     Upon discharge of Executive for Cause, the Company shall be relieved and discharged of all obligations to make payments to Executive which would otherwise be due under this Agreement except as to salary, benefits and bonuses earned for actual services rendered prior to the date of termination, and reimbursable expenses in accordance with Section 4.5. In the event of the termination of this Agreement pursuant to Section 8.1, the Restricted Period shall apply to all appropriate provisions of this Agreement.

     8.2. By Executive for Good Reason. Executive may terminate the Employment Period for Good Reason. Good Reason shall mean the occurrence of any of the following events:
(a)	any breach of any of the material terms of this Agreement by the Company continuing for more than fifteen (15) days after written notice thereof from Executive that such breach will be grounds for termination for Good Reason; or

(b)	without the consent of Executive, a material reduction in the authorities, powers, functions and/or duties attached to Executive’s position which reduction is not rescinded within fifteen (15) days after notice from Executive that such reduction will be grounds for termination for Good Reason; provided, however, that Executive shall deliver any such notice of such material reduction within five (5) business days of her knowledge of the occurrence of such material reduction.
     In the event of the termination of this Agreement pursuant to Section 8.2, the Restricted Period shall not apply to the provisions of this Agreement.
     8.3. On Executive’s Death or Disability. The Employment Period shall terminate, and the Company shall be relieved and discharged of all obligations to make further payment to Executive after the date of the death or Disability of Executive, except as to salary earned for actual services rendered prior to the date of the death or Disability of Executive, reimbursement of expenses, and a pro-rata portion of Executive’s Annual Bonus for the full applicable Fiscal Year calculated following such year and pro-rated for the number of days Executive was actually employed in such Fiscal Year. In the event of the termination of this Agreement pursuant to Section 8.3, the Restricted Period shall not apply to the provisions of this Agreement.
     8.4. By Company Without Cause. The Company may, on 30 days written notice to Executive, terminate the Employment Period without Cause at any time during the Employment Period. In the event of the termination of this Agreement pursuant to Section 8.4, the Restricted Period shall not apply to the provisions of this Agreement.
     8.5. By Executive Without Good Reason. The Executive may, on 90 days written notice to the Company, terminate the Employment Period at any time during the Employment Period. In the event of a termination by Executive pursuant to this Section 8.5, the Company shall be relieved and discharged of all obligations to make further payment to Executive after the date as of which the Employment Period terminates, except as to salary earned for actual services rendered prior to such date, payment of any Annual Bonus under Section 3.2 with respect to any Fiscal Year ending prior to such date, and reimbursement of expenses under Section 3.5. All amounts payable pursuant to this Section 8.5 shall be paid to Executive in a single lump sum in cash not later than ten (10) days after the date of termination or with respect to the Annual Bonus, within ten (10) days of its determination in accordance with the terms hereof. In the event of the termination of this Agreement pursuant to Section 8.5, the Restricted Period shall apply to all appropriate provisions of this Agreement.
     9. Severance. Upon termination of employment pursuant to Sections 8.2 or 8.4 (but in any event not upon termination of the Employment Period pursuant to Sections 8.1, 8.3, 8.5 or upon expiration of the Employment Period or otherwise), and so long as the Executive executes a release in the Company’s customary form and the Executive has not breached any of her representations or covenants set forth herein, the Company shall pay to Executive:
(a)	an amount equal to the greater of (x) the amount of Base Salary due and owing Executive through the expiration of the Employment Period (such amount to be calculated based upon her then current Base Salary), and (y) one (1.25) times her then applicable Base Salary, and

(b)	an amount equal to a pro rata portion (based upon the portion of the Fiscal Year elapsed to the date of such termination) of the Annual Bonus which would have been payable to the Executive had Executive been employed by the Company under this Agreement for the entire Fiscal Year in which such termination occurs.

     All amounts payable pursuant to Section 9 shall be paid to Executive in a lump sum in cash not later than ten (10) days after the date of termination.
(c)	Upon termination of the Employment Period, Executive shall immediately deliver to the Company all procedural manuals, guides, specifications, formulas, plans, drawings, designs and similar materials, records, notebooks and similar repositories of or containing Confidential Information and Inventions, including all copies, then in Executive’s possession or control, whether prepared by Executive or others, as well as all other Company property in Executive’s possession or control.
     10. No Other Contracts.
     Executive represents and warrants that neither the execution and delivery of this Agreement by Executive nor the performance by Executive of Executive’s obligations hereunder, shall constitute a default under or a breach of the terms of any other agreement, indenture or contract to which Executive is a party or by which Executive is bound, nor shall the execution and delivery of this Agreement by Executive or the performance of Executive’s duties and obligations hereunder give rise to any claim or charge against either Executive or the Company based upon any other contract, indenture or agreement to which Executive is a party or by which Executive is bound.
     11. Notices.
     Any notices or communication given by any party hereto to the other party shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid at the following addresses:
     If to the Company:
112 West 34th Street
22nd Floor
New York, New York 10120
Attn: Edward M. Slezak, General Counsel
     If to the Executive:
Mindy Meads
27 Homesdale Road
Bronxville, NY 10708
     Mailed notices shall be deemed given when received. Any person entitled to receive notice may designate in writing, by notice to the others, such other address to which notices to such party shall thereafter be sent.
     12. Indemnification and Insurance. Company shall indemnify Executive (and Executive’s legal representatives or other successors) to the fullest extent permitted by the laws of the State of Delaware and the Company’s certificate of incorporation and by-laws, and Executive shall be entitled to the protection of any insurance policies Company may elect to maintain generally for the benefit of officers, against all costs, charges and expenses whatsoever incurred or sustained by Executive (or Executive’s legal representatives or other successors) in connection with any action, suit or proceeding to which Executive (or Executive’s legal representatives or other successors) may be made a party by reason of Executive’s being or having been an officer or Executive of Company and its subsidiaries and affiliates. The Company covenants to maintain during the Employment Period Directors and Officers Insurance providing customary insurance coverage for a company of the size of the Company.

     13. Miscellaneous.
     13.1 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of its subject matter hereof and supersedes the Prior Employment Agreement and all other prior oral and written agreements and understandings between the parties with respect to such subject matter.
     13.2 Amendment; Waiver. This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the Executive and the Company. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any preceding breach of this Agreement shall operate as a waiver of a succeeding breach of this Agreement.
     13.3 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business and properties; Executive’s rights or obligations under this Agreement may not be assigned by Executive.
     13.4 Headings. The headings contained in this Agreement (except those in Section 1) are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
     13.5 Governing Law; Interpretation. This Agreement shall by governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law doctrines. Any claim, dispute or disagreement in respect of this Agreement may be brought only in the courts of the State of New York, in New York County or the federal courts within the State of New York and in New York County, which courts shall have exclusive jurisdiction thereof. Any process in any action or proceeding commenced in such courts may, among other methods, be served upon the parties hereto, as applicable, by delivering or mailing the same, via registered or certified mail, return receipt requested, addressed to the Company or Executive, as applicable, at the addresses set forth herein, or such other address as may be designated in writing. Any such service by delivery or mail shall be deemed to have the same force and effect as personal service within the State of New York.
     13.6 Further Assurances. The parties agree, at any time, and from time-to-time, to execute, acknowledge, deliver and perform, and/or cause to be executed, acknowledged, delivered and performed, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and/or assurances as may be necessary, and/or proper to carry out the provisions and/or intent of this Agreement.
     13.7 Severability. The parties acknowledge that the terms of this Agreement are fair and reasonable at the date signed by them. However, in light of the possibility of a change of conditions or differing interpretations by a court of what is fair and reasonable, the parties stipulate as follows: if any one or more of the terms, provisions, covenants and restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; further, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.

     13.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year above first written.

/s/ Mindy Meads
Mindy Meads

AEROPOSTALE, INC.
By:	/s/ Julian R. Geiger
Julian R. Geiger
Chief Executive Officer

Exhibit A
(a) Company Competitors*
American Eagle Outfitters Inc.
Abercrombie & Fitch Co.
Buckle Inc.
Charlotte Russe Holding Inc.
Gap, Inc.
Hot Topic Inc.
Express Stores
New York & Company Inc.
Pacific Sunwear of California Inc.
Tween Brands Inc.
Urban Outfitters Inc.
Wet Seal Inc.
Zumiez, Inc.

*	Including all subsidiaries, related companies and affiliates of the companies listed on this Exhibit A.